Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Eden Bioscience Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-46768) on Form S-8 of Eden Bioscience Corporation and subsidiaries of our report dated March 28, 2007, with respect to the consolidated balance sheet of Eden Bioscience Corporation and subsidiaries as of December 31, 2006, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss, and cash flows for each of the years in the two-year period ended December 31, 2006, which report appears in the December 31, 2007, annual report on Form 10-K of Eden Bioscience Corporation.

Our report refers to: 1) the adoption by the Company of the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006, and 2) the Company’s footnote disclosure stating that on February 22, 2008, the Company amended its Restated Articles of Incorporation to reduce the number of authorized shares of Company common stock from 33,333,333 to 11,111,111 and to affect a 1-3 reverse stock split of the Company’s common stock. Our report states that to reflect this reverse stock split, the Company retroactively adjusted share information previously reported in the consolidated financial statements and notes thereto. Our report states that we have not audited the amendment to the Company’s Restated Articles of Incorporation nor the 1-3 reverse stock split and that the auditing procedures we performed relate only to the pre-split amounts presented in note 14 to the consolidated financial statements.

/s/ KPMG LLP

Seattle, Washington

March 27, 2008